AGREEMENT


        Agreement made as of October 1, 1991 between KERR-McGEE CORPORATION, a Delaware corporation having its executive offices at Oklahoma City, Oklahoma (the "Company"), and ROBERT C. SCHARP residing at Edmond, Oklahoma (the "Executive"). Unless otherwise indicated, terms used herein and defined in Schedule A hereto shall have the meanings assigned to them in said Schedule.

        WHEREAS, the Executive is currently employed by the Company and/or its Subsidiaries; and

        WHEREAS, the Company's Board of Directors has determined that it is appropriate to reinforce the continued attention and dedication of certain members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change of Control of the Company;

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

1.      OPERATION OF AGREEMENT

        This Agreement shall become effective immediately upon the occurrence of a Change of Control, provided that the Executive is employed by the Company immediately prior to such Change of Control. Once it be comes effective, this Agreement shall not terminate until the third anniversary of the Change of Control. Notwithstanding the termination of this Agreement, the Company shall remain liable for any rights or payments arising prior to such termination to which the Executive is entitled under this Agreement.

2.      SERVICE AFTER CHANGE OF CONTROL

        Following a Change of Control, the Company will not terminate the Executive's employment with the Company except on account of Cause prior to the third anniversary of the Change of Control. Upon any termination of employment of the Executive, other than for Cause or upon death, a Notice of Termination shall be provided by the party causing such termination of employment.

3.      BENEFITS UPON CHANGE OF CONTROL

        (a) Stock Plans. Notwithstanding the terms and conditions of any benefit plan or compensation program of the Company or any Subsidiary that employs the Executive including but not limited to any purchase plan, stock grant plan, stock option plan, employee stock ownership plan or similar plan or program (excluding any plan qualified under Section 401(a) of the Code), the Company shall, upon the occurrence of the Change of Control which cause this Agreement to become effective (i) accelerate, vest and make immediately exercisable in full (to the extent not already provided for under the terms of such applicable plans or programs) all unexercisable installments of all options to acquire securities of the Company and any accompanying stock appreciation rights, of which the Executive is the Beneficial Owner on the date of such Change of Control and (ii) waive any applicable restrictions including resale restrictions or rights of repurchase, relating to or imposed on securities granted by the Company to the Executive pursuant to such plans or programs which securities the Executive is the Beneficial Owner of on the date of such Change of Control.

        (b) Pension Plan. Following a Change of Control, the Executive may elect early retirement under a retirement plan available to salaried employees or employees generally of the Company or any Subsidiary that employs the Executive upon giving the Company (or a Subsidiary employing the Executive) two days' written notice.

        (c) Benefits Restoration Plan. To the extent that the Executive is or becomes a participant in the Benefits Restoration Plan, the Company shall amend or have amended the Benefits Restoration Plan, which amendment shall thereafter remain in effect, to provide in the event of an Executive's Termination for the benefits specified in Section 4(b) hereof.

        (d) Death of an Executive. In the event of the Executive's death prior to Termination, but while employed by the Company or any Subsidiary, as the case may be, his spouse or personal representative, if such spouse shall have died, shall be entitled to receive his salary at the rate then in effect through the date of his death, plus one additional pay period, as provided under the Company's pay policy, as well as any amounts previously earned and not paid for the periods of service prior to his date of death.

4.      PAYMENTS AND BENEFITS UPON TERMINATION

        The Executive shall be entitled to the following payments and benefits following Termination:

        (a) Termination Payment. In recognition of past services to the Company by the Executive and in consideration for the undertaking by the Executive to provide services to the Company, pursuant to Paragraph 2 hereof, the Company shall make a lump sum payment in cash to the Executive as severance pay on the fifth day following the Date of Termination equal to three times the Executive's annual base salary (including for these purposes any amounts previously deferred under any qualified or nonqualified deferred compensation plan, program or arrangement (in effect immediately prior to the date that either a Change of Control shall occur or such Date of Termination, whichever salary is higher.

        Notwithstanding the foregoing, if all or any portion of the payments or benefits provided under this Section 4(a), either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company or any Subsidiary, would constitute a Parachute Payment, then the payments and benefits provided to the Executive under this
Section 4(a) shall be reduced but only to the extent necessary to ensure that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the Executive's Net After Tax Benefit shall exceed the Net After Tax Benefit if such reduction were not made. The foregoing calculations (and any calculations required under the definition of Net After Tax Benefit) shall be made, at the Company's expense, by the Company and the Executive. If no agreement on the calculations is reached within five days of the Date of Termination, then the Executive and the Company will agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a "big eight" accounting firm which has no current or recent business relationship with the Company or with the Person or Group responsible for the Change of Control. The determination of any such firm selected will be conclusive and binding on all parties.

        (b) Benefits Restoration Plan. The Executive shall be entitled to additional years of credit for purposes of calculating the years of service and age of such Executive under the terms of the Benefits Restoration Plan equal to the lesser of (i) five years or (ii) the number of years necessary to bring the Executive to age 65 under the terms of the Benefits Restoration Plan, and the Executive shall have a nonforfeitable right to any and all benefits credited to such Executive under the Benefits Restoration Plan.

        (c) Death of the Executive. In the event of the Executive's death subsequent to Termination, all payments and benefits required by this Agreement shall be paid to the Executive's designated beneficiary or beneficiaries or, if he has not designated a beneficiary or beneficiaries, to his estate.

5.      CONFIDENTIALITY

        The Executive agrees to hold in confidence any and all confidential information known to him concerning the Company and its Subsidiaries and their respective businesses so long as such information is not otherwise publicly disclosed.

6.      ARBITRATION

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Oklahoma City, Oklahoma, or, at the option of the Executive, in the county where the Executive resides, in accordance with the Rules of the American Arbitration Association then in effect; provided, however, that if the Executive institutes an action relating to this Agreement the Executive may, at his option, bring such action in an Oklahoma court of competent jurisdiction. Judgment may be entered on the arbitrator's award in any such court having jurisdiction.

7.      CONFLICT IN BENEFITS

        This Agreement is not intended to and shall not adversely affect, limit or terminate any other agreement or arrangement between the Executive and the Company presently in effect or hereafter entered into, including any employee benefit plan under which the Executive is entitled to benefits.

8.      MISCELLANEOUS

        (a) No Mitigation. All payments and benefits to which the Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income the Executive could or may receive from other employment or otherwise.

        (b) Legal Expenses. The Company shall pay all costs and expenses, including reasonable attorneys' fees and disbursements, of the Executive, at least monthly, in connection with any litigation, arbitration or similar proceeding, whether or not instituted by the Company or the Executive, with respect to the interpretation or enforcement of any provision of this Agreement.

        (c) Notices. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

                             R. G. Horner, Jr.
                             Vice President and General Counsel
                             Kerr-McGee Corporation
                             Kerr-McGee Center
                             Oklahoma City, Oklahoma  73102

and to, in the case of the Executive:

                             Robert C. Scharp
                             Senior Vice President
                             Kerr-McGee Corporation
                             Kerr-McGee Center
                             Oklahoma City, Oklahoma  73102

        Either party may designate a different address by giving written notice of change of address in the manner provided above.

        (d) Waiver. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

        (e) Binding Effect; Successors. Subject to the provisions hereof, nothing in the Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had take place. The provisions of this Paragraph 8(e) shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

        (f) Separability. Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


     (g) Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed therein.


        IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.


                                                   KERR-McGEE CORPORATION


                                                  (F. A. McPherson)
                                                   F. A. McPherson
                                                   Chairman of the Board and
                                                   Chief Executive Officer



(Robert C. Scharp)
 Robert C. Scharp

                               CERTAIN DEFINITIONS

        As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Beneficial Owner" has the meaning set forth in Rules 13d-3 and 13d-5 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Benefits Restoration Plan" means the Company's Benefits Restoration Plan, effective January 1, 1985, as amended.

        "Cause" means willful and gross misconduct on the part of the Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole, or the conviction of the Executive of a felony under United Stated federal, state or local criminal law, as determined in good faith by the written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees, officers, or otherwise Affiliates of the Company.

        "Change of Control" means any one of the following: (a) a change in any two year period in a majority of the members of the Board of Directors of the Company resulting from the election of directors who were not directors at the beginning of such period (other than the election of directors to fill vacancies created by death or Disability, or the election of a director to replace a director who by virtue of his age is not eligible for election under the by-laws of the Company as in effect on the date of this Agreement); (b) any Person or Group together with its Affiliates, becomes the Beneficial Owner, directly or indirectly, of 25% or more of the Company's then outstanding Common Stock or 25% or more of the voting power of the Company's then outstanding Common Stock or 25% or more of the voting power of the Company's then outstanding securities, entitled to vote generally for the election of the Company's directors; (c) the approval by the Company's stockholders of (i) the merger or consolidation of the Company with any other corporation (other than a merger or consolidation of the Company and a wholly-owned Subsidiary in which the holders of the Company's Common Stock immediately prior to such merger or consolidation have the same proportionate ownership of common stock of the surviving corporation immediately after the merger or consolidation, (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company; or (d) a majority of the members of the Board of Directors in office immediately prior to a proposed transaction determined by written resolution that such proposed transaction, if taken, will be deemed a Change of Control and such proposed transaction is affected.

"Code" means the Internal Revenue Code of 1986, as amended.

        "Date of Termination" means if the Executive's employment is terminated during the term of this Agreement, the date on which a Notice of Termination is given; provided, however, that if within thirty days after any Notice of Termination is given to the Executive, the Executive notifies the Company or the Subsidiary that employs the Executive that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

        "Disability" means that (i) a person has been totally incapacitated by bodily injury or physical or mental disease so as to be prevented thereby from engaging in a comparable occupation or employment for remuneration or profit,
(ii) such person will be subject to such total incapacity for a period of at least eighteen consecutive months and (iii) such person is disabled for purposes of any and all of the plans or programs of the Company or any Subsidiary that employs the Executive under which benefits, compensation or awards are contingent upon a finding of disability. The determination with respect to whether the Executive is suffering from a Disability will be determined by a mutually acceptable physician or, if there is no physician mutually acceptable to the Company and the Executive, by a physician selected by the Dean of the University of Oklahoma Medical School.

        "Good Reason" means (a) without the Executive's express written consent,
(i) the assignment to the Executive of any duties, or any limitation of the Executive's responsibilities, inconsistent with the Executive's positions, duties, responsibilities and status with the Company or any Subsidiary that employs the Executive immediately prior to the date of the Change of Control, or
(ii) any removal of the Executive from or any failure to re-elect the Executive to, any of the Executive's positions with the Company or any Subsidiary that employs the Executive immediately prior to the Change of Control, except in connection with the involuntary termination of the Executive's employment by the Company for Cause or as a result of the Executive's death or Disability; (b) any failure by the Company to pay, or any reduction by the Company of, the Executive's base annual salary or bonus compensation in effect immediately prior to the Change of Control; (c) any failure by the Company or any Subsidiary that employs the Executive to (i) continue to provide the Executive with the opportunity to participate, on terms no less favorable than those in effect immediately prior to the Change of Control, in any benefit plans and compensation programs in which the Executive was participating immediately prior to the Change of Control, or their equivalent, including, but not limited to, participation in pension, profit-sharing, stock grants, stock option, savings, employee stock ownership, incentive compensation, group insurance plans or similar plans or programs, or (ii) provide the Executive with all other fringe benefits (or their equivalent) including paid vacation, from time to time in effect for the benefit of any executive, management or administrative group which customarily includes a person holding the employment position with the
Company or its Subsidiaries then held by the Executive; (d) without the Executive's express written consent, the relocation of the Company's headquarters or of the principal place of the Executive's employment to a location that is more than 35 miles further from the Executive's principal residence than such principal place of employment immediately prior to the Change of Control; (e) any change in the sick leave policy for salaried employees or employees generally of the Company or any Subsidiary that employs the Executive which has an adverse effect on the Executive's rights and benefits pursuant to such policy; (f) any reduction to the extent applicable in benefits offered under an income protection insurance plan for salaried employees or employees generally of the Company or any Subsidiary that employs the Executive;
(g) any change in the pay policy for salaried employees or employees generally of the Company or any Subsidiary that employs the Executive which has an adverse effect on the Executive's rights and benefits pursuant to such policy; (h) with respect to a Subsidiary that employs the Executive, the sale by the Company of 25% or more of such Subsidiary's common stock or 25% or more of the Subsidiary's then outstanding securities entitled to vote generally for the election of the Subsidiary's directors, or the sale by the Company of all or substantially all of the assets of such Subsidiary; (i) the breach of any provision of this Agreement by the Company or (j) the failure of any successor company to the Company to expressly assume this Agreement.

        "Group" has the meaning set forth in Rule 13d-5 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Net After Tax Benefit" means the sum of (i) the total amounts payable to the Executive under Section 4(a) of this Agreement, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from the Company or any Subsidiary that would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of his employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

        "Note of Termination" means a written notice to the Executive or to the Company, as the case may be, which shall indicate those specific provisions in this Agreement relief upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive's employment constituting a Termination under the provision so indicated.

        "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

        "Person" means any individual firm, corporation, group (as such term is sued in Rule 13d of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended) or other entity.

        "Subsidiary" with respect to the Company has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Termination" means following the occurrence of any Change of Control by the Company (i) the involuntary termination of the employment of the Executive for any reason other than for Cause, death or Disability, or (ii) the termination of employment by the Executive for Good Reason; provided, however, that any retirement under a retirement plan available to salaried employees or employees generally of the Company or any Subsidiary that employs the Executive that is coincident with or subsequent to a Termination, will not preclude payments under this Agreement to which the Executive is entitled in respect of such Termination.